Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CymaBay Therapeutics, Inc. for the registration of 4,642,857 shares of its common stock that are issuable upon the exercise of pre-funded warrants and to the incorporation by reference therein of our report dated March 23, 2023, with respect to the consolidated financial statements of CymaBay Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

June 23, 2023